EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Globe Specialty Metals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-162455 and 333-172580) of Globe Specialty Metals, Inc. of our report, dated August 28, 2013, with respect to the consolidated balance sheet of Globe Specialty Metals, Inc. and subsidiaries as of June 30, 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2013.

/s/ KPMG LLP

New York, New York
August 29, 2014